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                                                                    Exhibit 99.1

                                                news

    |WEBERSHANDWICK
FRB |FINANCIAL COMMUNICATIONS

                                                  RE: FTI Consulting, Inc.
                                                      900 Bestgate Road
                                                      Annapolis, MD 21401
                                                      (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:    AT FRB|WEBERSHANDWICK:

Jack Dunn             Marilyn Windsor      Lisa Fortuna        Tim Grace
Chairman & CEO        General Inquiries    Analyst Inquiries   Media Inquiries
(410) 224-1483        (702) 515-1260       (312) 640-6779      (312) 640-6667

FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 25, 2003

           FTI CONSULTING TO ACQUIRE LEXECON FROM NEXTERA ENTERPRISES Acquisition to Enhance FTI Presence in Litigation-Related Economic Consulting

ANNAPOLIS, MD, September 25, 2003--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it has reached an agreement to acquire the assets of Lexecon from its parent company, Nextera Enterprises, Inc. (Nasdaq: NXRA).

Lexecon is one of the leading economic consulting firms in the United States. Its clients include major law firms and the corporations that they represent, government and regulatory agencies, public and private utilities, and national and multinational corporations. Lexecon's services involve the application of economic, financial and public policy principles to marketplace issues in a large variety of industries. Its services fall into three broad areas: litigation support, public policy studies and business consulting. Lexecon provides expert witness testimony, economic analyses, and other litigation-related services in adversarial proceedings in courts and before regulatory bodies, arbitrators and international trade organizations. Located in Chicago, Illinois and Cambridge, Massachusetts, Lexecon has approximately 200 employees. For the trailing 12 months ended June 30, 2003, Lexecon had preliminary unaudited annual revenues exceeding $72.0 million and pro forma EBITDA on a separate company basis of approximately $15.0 million.

The acquisition of Lexecon is subject to customary conditions, including Nextera Enterprises shareholder approval and Hart-Scott-Rodino review. In connection with the asset purchase agreement, Knowledge Universe, Inc. and Nextera Enterprises Holdings, Inc. entered into a voting agreement in which they agreed to vote shares representing approximately 71 percent of the voting power of Nextera in favor of the transactions contemplated by the purchase agreement. The transaction is expected to close late in the fourth quarter of 2003. The purchase price is approximately $130.0 million of cash, which will be financed by FTI from a combination of its cash resources, existing credit lines or new credit facilities. The effect of the acquisition is expected to be slightly accretive to FTI's earnings per share in 2003, assuming completion before the end of the fourth quarter of 2003, and accretive to earnings per share in 2004.

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The senior leadership of Lexecon, Mr. Daniel R. Fischel and Dr. Dennis Carlton,
as well as certain other members of Lexecon management, will enter into five-year employment agreements and become senior managing directors of FTI Consulting. Mr. Fischel's areas of expertise are securities, corporation law, regulation of financial markets, and the application of the economics of corporate finance to problems in these areas. Mr. Fischel has published widely in books and scholarly journals and is the Lee and Brena Freeman Professor of Law and Business at the University of Chicago. Dr. Carlton, Professor of Economics at the Graduate School of Business at the University of Chicago, specializes in the economics of industrial organization, which is the study of individual markets and includes the study of antitrust and regulatory issues. Mr. Carlton is co-author of a leading text in the field of industrial organization, has authored numerous articles in books and academic journals, and is co-editor of The Journal of Law and Economics.

Mr. Fischel stated, "Dr. Carlton and I, as well as all of the other Lexecon management and staff, look forward to joining FTI and contributing to its continued growth and practice diversification. We believe that the FTI vision and environment are consistent with our clients' needs and welcome the opportunity to be a part of this evolving organization."

Commenting on the acquisition, Jack Dunn, FTI's chairman and chief executive officer, said, "We believe that Lexecon is the premier name in the field of economic consulting. The acquisition of Lexecon is totally consistent with our core value to provide our clients with the very best services. Not only is this transaction an exceptional value for us in establishing our presence in the economic consulting field, it should also provide an excellent platform for growth as well as many collateral benefits. On an organic basis, Lexecon has been resource constrained under its existing parent. Combining its reputation and deep reservoir of human capital with our financial capacity should create a strong base from which to recruit and expand. On a purely cyclical basis, Lexecon should enjoy a significant opportunity for growth as the economy improves and antitrust review and merger and acquisition activity increases. This is a major step forward for us."

Stewart Kahn, president and chief operating officer of FTI, commented, "The acquisition of Lexecon continues our diversification and significantly strengthens our forensic accounting and litigation-related consulting business. From a cross-selling perspective, we believe the deep client relationships that Lexecon's fine professionals enjoy could also lead to increased activity for our forensic accounting, transaction support, merger and acquisition and electronic evidence professionals."

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

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This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI is on the Internet at www.fticonsulting.com.

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